                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Airborne Freight Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                         AIRBORNE FREIGHT CORPORATION
                       3101 Western Avenue, P.O. Box 662
                           Seattle, Washington 98111

                           NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                           TO BE HELD APRIL 25, 2000

  Notice is hereby given that the annual meeting of the shareholders of Airborne Freight Corporation, a Delaware corporation (the "Company"), has been called and will be held on April 25, 2000, at 10:00 a.m., Seattle time, at The Westin Hotel, 1900 Fifth Avenue, Seattle, Washington for the following purposes:

  1. To elect three directors for terms of three years.

  2. To consider and vote on a proposal to approve the material terms of the 2000-2004 Executive Incentive Compensation Plan.

  3. To consider and vote on a proposal to approve the Airborne Freight Corporation 2000 Director Stock Option Plan.

  4. To hear and consider reports from officers of the Company.

  5. To transact such other business, including consideration of shareholder proposals, as may properly come before the meeting and any adjournments thereof.

  The foregoing matters are described in more detail in the Proxy Statement that is attached to this notice.

  Only holders of record, as of the close of business on February 21, 2000, of shares of Common Stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof.

                                          By order of the Board of Directors

                                          /s/ David C. Anderson

                                          DAVID C. ANDERSON,
                                          Vice President,
                                          General Counsel & Corporate Secretary

  SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING.

                                PROXY STATEMENT

                         AIRBORNE FREIGHT CORPORATION
         3101 Western Avenue, P.O. Box 662, Seattle, Washington 98111

                ANNUAL MEETING OF SHAREHOLDERS, APRIL 25, 2000

                        Date of Mailing: March 10, 2000

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Airborne Freight Corporation, a Delaware corporation ("Airborne" or the "Company"), for use at the annual meeting of shareholders to be held at The Westin Hotel, 1900 Fifth Avenue, Seattle, Washington at 10:00 a.m., Seattle time, on Tuesday, April 25, 2000, and at any adjournments thereof. Georgeson Shareholder Communications, Inc. of New York City has been employed to solicit proxies (through approximately 50 of its employees) by mail, telephone, or personal solicitation, for a fee to be paid by the Company of not more than $8,000. Officers and regular employees of the Company may solicit proxies by telephone, telegram, and personal calls, the cost of which will be borne by the Company.

  At the annual meeting, the holders of shares of Common Stock of the Company will (1) elect three directors for terms of three years and until their successors have been elected and have qualified, (2) consider and vote on a proposal to approve the material terms of the 2000-2004 Executive Incentive Compensation Plan ("EICP"), (3) consider and vote on a proposal to approve the Airborne Freight Corporation 2000 Director Stock Option Plan ("Director Stock Option Plan"), (4) hear and consider reports from officers of the Company, and
(5) transact such other business, including consideration of shareholder proposals, as may properly come before the meeting and any adjournments thereof.

                             VOTING AT THE MEETING

  Only holders of record, as of the close of business on February 21, 2000 of shares of Common Stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof. The Common Stock is the only class of voting securities of the Company currently outstanding. On February 21, 2000, there were 48,763,175 shares of Common Stock outstanding (exclusive of 2,490,526 treasury shares), all of which will be entitled to vote at the annual meeting on April 25, 2000. At the meeting, the presence in person or by proxy of a majority of the outstanding shares is required for a quorum.

  In deciding all matters at the meeting, other than the election of directors, each shareholder will be entitled to one vote for each share of stock held on the record date. For the election of directors, cumulative voting applies, so that each shareholder will have the right to vote the number of shares owned on the record date for as many persons as there are directors to be elected; to cumulate such shares and give one nominee as many votes as the number of directors to be elected (three) multiplied by the number of shares held; or to distribute such number of votes among as many nominees and in such amounts as the holder shall determine. For shareholders voting by proxy, provision is made on the proxy card for instructions as to the manner of allocating votes.

  Election of the persons nominated to serve as directors requires a plurality of all the votes cast for directors. This means that the three individuals who receive the largest number of votes cast are elected as directors. Approval of the material terms of the EICP, the Director Stock Option Plan and each of the shareholder proposals requires the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon.

  Shareholders may withhold their vote from one or more of the nominees for director and may abstain from voting on the EICP, the Director Stock Option Plan and the shareholder proposals. Votes that are withheld in the election of directors will be excluded in determining whether a nominee has received a plurality of the votes cast. If a shareholder abstains from voting on the proposals to approve the EICP, the Director Stock Option Plan and the shareholder proposals, the abstention will have the effect of a vote cast against the proposal.

  Brokerage firms holding shares in street name for customers are required to vote such shares in the manner directed by their customers. In the absence of timely directions, firms who are members of the New York Stock Exchange will have discretion to vote their customers' shares on election of directors and approval of the EICP. However, the proposal to approve the Director Stock Option Plan and the shareholder proposals are non-discretionary, and brokers who receive no instructions from their customers will not be able to vote those customers' shares on those proposals. Under applicable Delaware law, such broker non-votes will have no effect on the proposal to approve the Director Stock Option Plan and the shareholder proposals.

  All shares represented by the enclosed proxy, if it is returned prior to the meeting, will be voted in the manner specified by the shareholder. Unless a shareholder provides specific instructions to withhold votes from, or to allocate them to, one or more nominees for director, the persons named in the proxy will be authorized to vote the shares represented thereby FOR the election of the nominees for director and in their discretion to cumulate votes and allocate them among the nominees to the extent and the manner necessary to assure the election of all of the nominees. If any listed nominee becomes unavailable, the persons named in the proxy may vote for any substitute designated by the Nominating Committee of the Board; however, management at this time has no reason to anticipate that this will occur. To the extent specific instructions are not given with respect to approval of the EICP and the Director Stock Option Plan, the shares represented by the proxy will be voted FOR approval of these proposals. To the extent specific instructions are not given with respect to the shareholder proposals, the shares represented by the proxy will be voted AGAINST these proposals.

  You may revoke your proxy at any time before it has been voted by voting in person at the meeting, by giving written notice of revocation to the Secretary of the Company, or by giving a later dated proxy at any time before the voting.

  To the best of the Company's knowledge, as of February 21, 2000, shareholders owning over 5% of the outstanding Common Stock of the Company were as follows:

                            Holders of Common Stock

                                               Percentage of
                                     Number of Common Stock
   Name and Address                   Shares    Outstanding
   ----------------                  --------- -------------
   Franklin Resources, Inc.          6,575,445     13.5%
   777 Mariners Island Blvd.
   San Mateo, California 94403-7777

   Vanguard/PRIMECAP Fund, Inc.      3,400,000      7.0%
   P.O. Box 2600
   Valley Forge, PA 19482

   Westport Asset Management, Inc.   2,966,230      6.6%
   253 Riverside
   Westport, CT 06880

Information in this table is based on reports on Schedule 13G, or amendments thereto, filed with the Securities and Exchange Commission.

                             ELECTION OF DIRECTORS

  The Company's Bylaws provide for no fewer than eight and no more than twelve directors, as determined from time to time by the Board. The Company's Board currently consists of nine members, divided into three classes with terms expiring at the April annual meeting as follows:

Class A (three positions with terms expiring in 2001):
    Harold M. Messmer, Jr.
    Mary Agnes Wilderotter
    Rosalie J. Wolf

Class B (three positions with terms expiring in 2002):
    Robert G. Brazier
    James H. Carey
    Andrew B. Kim

Class C (three positions with terms expiring in 2000):
    Robert S. Cline
    Richard M. Rosenberg
    William Swindells

  At the annual meeting, three persons will be elected to fill the Class C positions, generally for terms of three years, to hold office until the annual meeting of shareholders in the year their terms expire (2003) and until their respective successors have been elected and shall have qualified as provided by the Bylaws. Messrs. Cline, Rosenberg, and Swindells are present directors of the Company and have been nominated to continue as directors.

               Nominees for Directors to Serve a Three-Year Term

                       Class C (Terms to Expire in 2003)

Robert S. Cline, age 62, Chairman and Chief Executive Officer of the Company.

    Mr. Cline has served as Chairman and Chief Executive Officer of the Company since 1984. Prior to that time, he served as Vice Chairman, Executive Vice President, Chief Financial Officer, Senior Vice President-Finance and Vice President-Finance. He serves as a director of Safeco Corporation; Metricom, Inc.; and Esterline Technologies Corp. Mr. Cline, a director of the Company since 1973, is Chairman of the Executive Committee.

Richard M. Rosenberg, age 69, Chairman and Chief Executive Officer (Retired) of BankAmerica Corporation and Bank of America, NT&SA.

    Mr. Rosenberg served as Chairman, President and Chief Executive Officer of Bank of America from 1990 to 1996 when he retired. Mr. Rosenberg serves as a director of BankAmerica Corporation; Northrop Grumman Corporation; and SBC Communications. Mr. Rosenberg, a director of the Company since 1988, is Chairman of the Compensation Committee and a member of the Executive Committee.

William Swindells, age 69, Chairman, Willamette Industries, Inc. (forest products).

    Mr. Swindells has served as Chairman of the Board of Directors of Willamette Industries, Inc., since 1985 and as its Chief Executive Officer from 1985 to 1996 and from November 1997 to December 1998. He is a director of Standard Financial Group and Oregon Steel Mills. Mr. Swindells has been a director of the Company since 1994 and is a member of the Audit Committee.

           Continuing Directors--Not Standing for Election This Year

                       Class A (Terms to Expire in 2001)

Harold M. Messmer, Jr., age 54, Chairman and Chief Executive Officer, Robert Half International, Inc. (personnel services).

    Mr. Messmer has been Chairman and Chief Executive Officer of Robert Half International, Inc., since 1987. Mr. Messmer is also a director of Health Care Property Investors, Inc. and Spieker Properties, Inc. Mr. Messmer, a director of the Company since 1989, serves as Chairman of the Nominating Committee and a member of the Compensation Committee.

Mary Agnes Wilderotter, age 45, President and Chief Executive Officer, Wink Communications (telecommunications).

    Ms. Wilderotter has been President, Chief Executive Officer and a director of Wink Communications since January 1997. From August 1995 to January 1997, she was Executive Vice President of National Operations for AT&T Wireless Services, Inc., and Chief Executive Officer of Claircom, its aviation communications division. From October 1991 to August 1995, Ms. Wilderotter was President of the California/Nevada/Hawaii Region for McCaw Cellular Communications, Inc. She is a director of Allied Riser Communications Corporation; American Tower Corporation; Electric Lightwave, Inc.; and Gaylord Entertainment. Ms. Wilderotter has been a director of the Company since 1996 and is a member of the Nominating Committee.

Rosalie J. Wolf, age 58, Treasurer and Chief Investment Officer, The Rockefeller Foundation.

    Ms. Wolf has been Treasurer and Chief Investment Officer of The Rockefeller Foundation since 1994. From 1989 to 1993, she was a Managing Director at Bankers Trust. Ms. Wolf serves on the Board of Trustees of TIAA-CREF and The Foundation Council. A director since 1999, Ms. Wolf is a member of the Audit Committee.

                       Class B (Terms to Expire in 2002)

Robert G. Brazier, age 62, President and Chief Operating Officer of the
Company.

    Mr. Brazier has served as President of the Company since 1978 and as Chief Operating Officer of the Company since 1973. Prior to that time he was Senior Vice President--Operations of the Company and Vice President of Sales and Operations of Pacific Air Freight, Inc. Mr. Brazier has been a director of the Company since 1974 and is a member of the Executive Committee.

James H. Carey, age 67, Managing Director, Briarcliff Financial Associates (private financial advisory firm).

    Mr. Carey has been Managing Director of Briarcliff Financial Associates since 1991. He served as Chief Executive Officer of National Capital Benefits Corporation, a viatical settlement company, from March 1994 to December 1995. Mr. Carey is a director of the S.G. Cowen Group of Mutual Funds and the Midland Company. He has been a director of the Company since 1978 and is a member of the Compensation Committee.

Andrew B. Kim, age 63, Advisory Director, Sit/Kim International Investment Associates, Inc. (investment company).

    Mr. Kim served as President of Sit/Kim International Investment Associates, Inc., from 1989 to 1999 when he retired. Mr. Kim is a director of Hyundai Dragon Fund of Dublin, Ireland; Ilshin Investment Corp. and Dong-A Venture Investment in Seoul, Korea; Asia Foods in Shanghai, China; and the Vertical Group of New York. Mr. Kim has been a director of the Company since 1994 and serves as Chairman of the Audit Committee and a member of the Nominating Committee.

                       BOARD OF DIRECTORS AND COMMITTEES

  The full Board of Directors met five times during 1999. No incumbent member attended fewer than 75% of the meetings of the Board of Directors and Board committees of which he or she was a member during 1999, except Mr. Swindells and Ms. Wilderotter.

Board Committees

  The Board has a standing Audit Committee, Compensation Committee, Nominating Committee and Executive Committee. Each committee, other than the Executive Committee, consists exclusively of non-employee directors.

  Audit Committee. The Audit Committee is currently composed of Mr. Kim, Chairman; Mr. Swindells; and Ms. Wolf. The committee is charged with reviewing and approving the scope of the audit of the books and accounts of the Company and its subsidiaries, recommending the employment and retention of a firm of independent auditors to conduct such audit, reviewing the Company's financial reporting and control systems and reporting to the Board thereon. The committee met twice during 1999.

  Compensation Committee. The Compensation Committee is currently composed of Mr. Rosenberg, Chairman; Mr. Carey; and Mr. Messmer. It is charged with the review of and recommendation to the full Board on matters relating to salaries of officers and all other forms of executive and key employee compensation and benefits; evaluating the performance of the Chief Executive Officer; considering, when appropriate, the appointment of a new Chief Executive Officer and candidates for appointment to other offices; and recommending the level and form of compensation for non-employee directors. The committee met twice during 1999.

  Nominating Committee. The Nominating Committee is currently composed of Mr. Messmer, Chairman; Mr. Kim; and Ms. Wilderotter. It is charged with searching for and recommending to the Board potential nominees for Board positions. The committee met once during 1999.

  Any shareholder recommendations for nominations to the Board of Directors for consideration by the Nominating Committee for the 2001 Annual Meeting should be forwarded to Mr. Harold M. Messmer, Jr., Chairman, Nominating Committee, Airborne Freight Corporation, P.O. Box 662, Seattle, Washington 98111-0662, so as to be received no later than November 10, 2000.

  Executive Committee. The Executive Committee currently consists of Mr. Cline, Chairman; Mr. Brazier; and Mr. Rosenberg. It is authorized to act in lieu of the full Board on various matters between Board meetings.

Director Compensation

  Non-employee directors received an annual fee of $22,000 in 1999 plus $1,500 for each Board and Committee meeting attended.

  The Company has a Director Stock Bonus Plan ("Bonus Plan") for non-employee directors of the Company. Under the Bonus Plan, each director receives an annual award of shares of the Company's Common Stock having a value of $6,000 on the award date. The issuance of shares is deferred until the director retires or otherwise ceases to be a director of the Company. The Company also had a stock option plan for directors that expired on February 2, 1999, the date of the last grant. The Company has proposed for shareholder approval the Airborne Freight Corporation 2000 Director Stock Option Plan ("Director Stock Option Plan"). The Director Stock Option Plan, like the predecessor plan, provides each non-employee director of the Company annual grants of options to acquire 2,000 shares of the Company's Common Stock at an exercise price equal to the closing sales price on the New York Stock Exchange on the date of grant. Grants were made to each non-employee director on February 1, 2000, subject to shareholder approval.

                         STOCK OWNERSHIP OF MANAGEMENT

  The following table sets forth information as to the shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) by each director of the Company, by the Chief Executive Officer and the six other most highly compensated executive officers of the Company at December 31, 1999 (the "named executive officers") and by all directors and executive officers as a group:

                                             Common Stock of
                                               the Company         Percentage of
                                            Beneficially Owned     Common Stock
   Name                                       as of 2/21/00         Outstanding
   ----                                     ------------------     -------------
   Directors
   James H. Carey..........................        12,141 /1/,/2/        *
   Andrew B. Kim...........................        37,913 /1/,/2/        *
   Harold M. Messmer, Jr...................        22,741 /1/,/2/        *
   Richard M. Rosenberg....................        22,741 /1/,/2/        *
   William Swindells.......................        17,591 /1/,/2/        *
   Mary A. Wilderotter.....................         6,715 /1/,/2/        *
   Rosalie J. Wolf.........................         1,188 /2/            *

   Named Executive Officers
   Robert S. Cline /3/.....................       620,620 /4/           1.3%
   Robert G. Brazier /3/...................       768,264 /4/           1.6%
   John J. Cella...........................        76,946 /4/            *
   Carl D. Donaway.........................        68,338 /4/            *
   Kent W. Freudenberger...................       116,102 /4/            *
   Roy C. Liljebeck........................       287,851 /4/            *
   Raymond T. Van Bruwaene.................        85,871 /4/            *
   All Directors and Executive Officers as
    a Group (16 persons)...................     2,189,292 /5/           4.4%

--------
 *  Less than 1% of Common Stock outstanding.

/1/ Includes shares subject to options granted under the Directors Stock Option
    Plan as follows: Mr. Carey, 10,000; Mr. Kim, 12,000; Mr. Messmer, 18,000; Mr. Rosenberg, 18,000; Mr. Swindells, 4,000; and Ms. Wilderotter, 6,000.

/2/ Includes 741 shares (515 shares for Ms. Wilderotter and 188 shares for Ms.
    Wolf) issuable under the Director Stock Bonus Plan.

/3/ Mr. Brazier and Mr. Cline also serve as directors.

/4/ Includes shares subject to options granted under the Airborne Key Employee
    Stock Option Plans as follows: Mr. Cline, 315,524; Mr. Brazier, 258,100; Mr. Cella, 42,262; Mr. Donaway, 46,770; Mr. Freudenberger, 72,376; Mr. Liljebeck, 118,450; and Mr. Van Bruwaene, 50,000.

/5/ Includes 1,014,470 shares (inclusive of the shares mentioned in Notes 1, 2 and 4, above) subject to options or issuable under the Director Stock Bonus Plan.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth information concerning annual and long-term compensation paid or accrued during calendar years 1999, 1998 and 1997 for services in all capacities to the Company by the named executive officers:

                                                    Long-Term
                                                   Compensation
                                                     Awards:
                                      Annual       ------------
                                   Compensation     Securities
 Name and Principal             ------------------  Underlying     All Other
 Position                  Year Salary/1/ Bonus/2/  Options/3/  Compensation/4/
 ------------------        ---- --------- -------- ------------ ---------------
Robert S. Cline            1999 $604,000  $     --    84,000        $18,867
 Chairman, Chief Executive 1998  590,346   531,311   150,000         20,931
 Officer and Director      1997  541,538   866,461    56,000         24,258

Robert G. Brazier          1999  519,500        --    57,000         14,391
 President, Chief          1998  510,462   401,988    92,000         17,800
 Operating Officer         1997  466,538   653,153    38,000         19,670
 and Director

John J. Cella              1999  323,000        --    24,000         13,733
 Executive Vice President, 1998  319,039   166,697    40,000         17,366
 International Division    1997  292,461   283,697    16,000         19,852

Carl D. Donaway            1999  323,000        --    24,000         13,733
 President & Chief         1998  319,039   189,030    40,000         17,366
 Executive Officer,        1997  292,461   339,255    16,000         19,852
 ABX Air, Inc.

Kent W. Freudenberger      1999  323,000        --    24,000         13,733
 Executive Vice President, 1998  319,039   198,601    40,000         17,245
 Marketing Division        1997  292,461   324,632    16,000         19,852

Roy C. Liljebeck           1999  323,000        --    24,000         13,733
 Executive Vice President  1998  319,039   224,539    40,000         17,366
 and Chief Financial       1997  292,461   336,330    16,000         19,852
 Officer

Raymond T. Van Bruwaene    1999  323,000        --    24,000         13,733
 Executive Vice President, 1998  319,039   189,030    40,000         17,245
 Field Services Division   1997  292,461   350,953    16,000         19,852

--------
/1/ The named executive officers are paid their annual base salary on a biweekly basis. Total salary paid in different calendar years may vary depending on the number of pay periods that fall in each year. The specific amounts shown here reflect that 1998 had one more pay period than 1999 or 1997.

/2/ Amounts awarded under the Executive Incentive Compensation Plan or the
    Executive Group Incentive Compensation Plan.

/3/ Number of shares of Common Stock underlying options awarded under the 1998
    Airborne Freight Corporation Key Employee Stock Option Plan.

/4/ A portion of the amounts shown as All Other Compensation for 1999 represents contributions by the Company to the accounts of the named executive officers under the Company's defined contribution plan, including 401(k) matching contributions ($4,347 for Mr. Brazier and $7,707 for each of the other named executive officers). The balance of the amounts shown in this column for 1999 represents premiums paid on term life insurance for the named executive officers.

Option Grants in 1999

  The following table shows information concerning stock options granted to the named executive officers during calendar year 1999 under the Airborne Freight Corporation 1998 Key Employee Stock Option Plan:



                                     Individual Grants                 Potential Realizable
                       -----------------------------------------------   Value at Assumed
                         Number     Percent of                            Annual Rates of
                           of         Total                                 Stock Price
                       Securities    Options                             Appreciation for
                       Underlying   Granted to   Exercise                 Option Term/2/
                        Options    Employees in    Price    Expiration ---------------------
Name                   Granted/1/  Fiscal Year  (per share)    Date        5%         10%
----                   ----------  ------------ ----------- ---------- ---------- ----------
Robert S. Cline          84,000/1/    11.60%      $38.125    02/02/09  $2,014,035 $5,103,960
Robert G. Brazier        57,000        7.87%      $38.125    02/02/09   1,366,667  3,463,402
John J. Cella            24,000        3.31%      $38.125    02/02/09     575,439  1,458,274
Carl D. Donaway          24,000        3.31%      $38.125    02/02/09     575,439  1,458,274
Kent W. Freudenberger    24,000        3.31%      $38.125    02/02/09     575,439  1,458,274
Roy C. Liljebeck         24,000        3.31%      $38.125    02/02/09     575,439  1,458,274
Raymond Van Bruwaene     24,000        3.31%      $38.125    02/02/09     575,439  1,458,274

--------
/1/ Options for the named executive officers were granted on February 2, 1999 and will become exercisable in four equal installments on February 2, 2000, February 2, 2001, February 2, 2002 and February 2, 2003, subject to certain contractual provisions that will apply in the event of a change in control (see Employment Contracts). The exercise price of all options was the fair market value of the Company's Common Stock on the date of grant.

/2/ Based upon the $38.125 per share market price on the date of grant and assumed appreciation over the term of the options at the annual rates of stock appreciation shown. The named executive officers will realize no value from these options if the stock price does not increase following their grant.

Aggregate Option Exercises in 1999 and Year-End Option Values

  The following table shows information concerning stock options exercised during calendar year 1999 by the named executive officers and the value of unexercised options at the end of that year:

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                  Options at Fiscal Year-    In-the-Money Options
                           Shares                           End              at Fiscal Year-End/2/
                          Acquired      Value    ------------------------- -------------------------
Name                     on Exercise Realized/1/ Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
Robert S. Cline            85,476    $1,630,123    274,154      201,000    $1,945,130    $234,500
Robert G. Brazier          35,460     1,249,965    243,990      131,500     1,967,947     159,125
John J. Cella              15,804       421,328     24,262       56,000        69,358      67,000
Carl D. Donaway            18,360       301,553     28,770       56,000       109,930      67,000
Kent W. Freudenberger      28,860       633,742     54,376       56,000       338,191      67,000
Roy C. Liljebeck           16,540       203,343    100,450       56,000       751,119      67,000
Raymond T. Van Bruwaene    19,843       470,567     32,000       56,000       139,000      67,000

--------
/1/ Represents the aggregate fair market value, on the respective dates of exercise, of the shares of Common Stock received on exercise of options, less the aggregate exercise price of the options.

/2/ Represents the aggregate fair market value on December 31, 1999 (based on the closing price of $22.00 for the Company's Common Stock on the New York Stock Exchange on that date), of the shares of Common Stock subject to outstanding options, less the aggregate exercise price of the options.

Comparative Performance Graph

  Set forth below is a graph comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's Composite-500 Stock Index and the Standard & Poor's Transportation Index for the five-year period ended December 31, 1999.

               Comparison of Five-Year Cumulative Total Return/1/
 Among Airborne Freight Corporation Common Stock, the S&P Composite--500 Index,
                        and the S&P Transportation Index


                              [PERFORMANCE GRAPH]


December 31                     1994   1995   1996   1997   1998   1999
-----------                     ----   ----   ----   ----   ----   ----
Airborne Freight Corporation    $100   $131   $117   $312   $364   $223
S&P Composite-500 Index         $100   $138   $169   $226   $290   $351
S&P Transportation Index        $100   $139   $159   $207   $203   $183
--------
/1/ The total return on the Company's Common Stock and each index assumes the value of each investment was $100 on December 31, 1994 and that all dividends were reinvested.

Compensation Committee Report on Executive Compensation

  The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

  It is the responsibility of the Compensation Committee to set policies governing compensation of the Company's executive officers and to make recommendations to the Board as appropriate. These policies cover base salaries, incentive compensation, stock options, and any other forms of remuneration. In addition, the Committee evaluates performance of management, considers management succession, and deals with other personnel matters related to senior management.

  The Company has designed pay programs for executive officers that provide a strong link between the Company's performance and executive compensation. Each component of executive pay is weighted and valued so that, in total, highly talented executives can be attracted, retained and motivated to consistently improve the performance of the Company.

  Each year, the Committee reviews the total compensation of the Chief Executive Officer and the other executive officers. The Committee also monitors general compensation practices of all other officers of the Company and its subsidiaries. To assist in these duties, the Committee periodically retains the services of a compensation consulting firm to provide information on the competitiveness of compensation paid to executive officers of the Company compared to that of other companies of similar size and scope.

  A consulting firm was retained to obtain such information in 1999. The firm reviewed compensation paid by national transportation and general industry companies. Annual revenues of the comparison companies were approximately $3.1 billion.

  The Company compensates its executive officers through a combination of base pay, annual awards and longer term incentives. The Committee considers how the mix of base salaries and annual awards compares to the median compensation level of the comparison companies, but does not target such compensation at, above, or below the median level. The Committee believes that total compensation potentially available to Company executive officers is competitive and provides the incentive necessary to motivate them to meet or exceed goals set by the Board.

  The compensation of the Chief Executive Officer and the other executive officers was reviewed during 1999 based on their performance and responsibilities and was adjusted as deemed appropriate by the Committee.

  During 1999 the executive officers had the potential to receive annual awards under the Company's incentive compensation plans. In connection with these plans, the Committee approved an annual operating plan at the beginning of 1999 that established targets for pre-tax net profits and revenue growth. In addition certain executive officers were assigned individual objectives.

  Annual awards under the plans are calculated as a percentage of base salary. The threshold for awards is attainment of 80% of the targets and the maximum payout is available at 150% target attainment. However, regardless of revenue growth and individual objectives, no awards are made unless the Company earns at least 80% of the targeted level of pre-tax net profit. In 1999 the Company did not achieve the threshold for pre-tax net profits. Accordingly, no incentive awards were paid.

  The Committee considers the desirability of granting longer-term incentive awards to the Company's officers, including the executive officers, under the Company's stock option program. In deciding the number of options to grant, the Committee considers the anticipated value of the options, the number of options outstanding or previously granted to the executives, and the aggregate number of grants to all employees of the Company. In 1999, stock options were granted to executive officers at an exercise price equal to the fair market value of the Company's stock on the date of grant. The Committee believes that these awards will have the desired effect of focusing the Company's senior management on building consistent profitability and shareholder value, since the awards directly ally the interests of management with an increase in the market price of the Company's stock.

  Under Federal income tax rules, the deduction for certain types of compensation paid to the Chief Executive Officer and four other most highly compensated officers of publicly held companies is limited to $1 million per employee. In certain circumstances, performance based compensation is exempt from the $1 million limit. The Committee believes all compensation earned by the Company's executive officers in 2000 will be deductible.

Richard M. Rosenberg, Chairman
James H. Carey
Harold M. Messmer, Jr.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee is currently composed of Mr. Rosenberg, Chairman, Mr. Carey and Mr. Messmer. Mr. Rosenberg is a director of BankAmerica Corporation, the parent of Bank of America. The Company has various demand deposit accounts, and participates in a credit agreement with Bank of America.

Retirement Plans

  The Company maintains two qualified retirement plans that cover the named executive officers and all other employees (other than certain union employees) who satisfy certain eligibility requirements relating to minimum age, length of service and hours worked. One of the plans is a defined contribution plan and the other is a defined benefit pension plan. The Company also maintains a nonqualified supplemental plan for its officers, including the named executive officers.

  Defined Contribution Plan. The Company's defined contribution plan includes a profit sharing plan that provides for an annual discretionary contribution which, pursuant to resolutions of the board, is currently equal to 7% of pre-tax profits up to a predetermined level, plus 14% of pre-tax profits in excess of that level. Each participant's account under the plan is credited with a portion of such contribution based on the ratio of his or her salary to the total salaries of all participating employees. At retirement, a participant's targeted annual pension benefit under the Company's defined benefit pension plan will be offset based on the amount in the participant's profit sharing account (see Defined Benefit Pension Plan). The defined contribution plan also includes a voluntary 401(k) salary deferral plan.

  Defined Benefit Pension Plan. Subject to the offset described below and statutory limits on benefits that may be provided under such a plan, the defined benefit pension plan provides each participant with a targeted annual pension benefit at retirement equal to (i) the number of years of service of a participant (up to a maximum of 25 years), times (ii) the sum of 1.6% of the participant's final average earnings up to the average covered Social Security earnings level, plus 2% of the portion of the final average earnings that exceeds that level.

  A participant's benefit under the Company's defined benefit pension plan is subject to an offset based on the amount in his or her profit sharing account under the defined contribution plan. This is done as follows: At retirement, the Company calculates how much of a participant's targeted annual pension benefit can be provided by the amount that has accumulated in his or her profit sharing plan account. This calculation is based on an interest rate factor as described in the pension plan. The defined benefit pension plan then provides the portion of the targeted annual pension benefit, if any, that the amount in the profit sharing account is insufficient to provide.

  Supplemental Plan. The Company also maintains a Supplemental Executive Retirement Plan (the "SERP") for the benefit of officers of the Company and its eligible subsidiaries. The SERP is a nonqualified plan that, in conjunction with the Company's qualified retirement plans and Social Security, is designed to provide a retirement benefit equal to approximately 65% of an officer's final average earnings (the SERP also provides for benefit payments upon the occurrence of other events, including in certain cases a change in control of the Company). The benefit accrues in equal annual increments over a period of 15 years. The SERP provides for normal retirement at or after age 62; however, the benefits will be subject to offset based on retirement benefits the officer will receive under the Company's qualified retirement plans and Social Security (the offset is calculated based on normal retirement at age 65) and under the retirement plans of any prior employer. The SERP is unfunded, although the Company maintains commingled investment fund assets that could be used to fund eventual benefit payments.

  The following table sets forth the targeted annual pension benefits (calculated on the basis of a straight life annuity) payable upon retirement at age 65 to the Company's officers (including the named executive officers) based on specified years of service and levels of compensation. The amounts shown take into account Social Security offsets based on the career average Social Security wage base in effect in 1999. The amounts shown do not reflect any offsets that may apply in individual cases on account of benefits under the retirement plans of an officer's prior employer.

                              Pension Plan Table

                                     Years of Service
              --------------------------------------------------------------
Remuneration     5        10       15       20       25       30       35
------------     -        --       --       --       --       --       --
 $  200,000   $ 26,857 $ 70,191 $113,524 $113,524 $113,524 $113,524 $113,524
    300,000     48,524  113,524  178,524  178,524  178,524  178,524  178,524
    400,000     70,191  156,857  243,524  243,524  243,524  243,524  243,524
    500,000     91,857  200,191  308,524  308,524  308,524  308,524  308,524
    600,000    113,524  243,524  373,524  373,524  373,524  373,524  373,524
    700,000    135,191  286,857  438,524  438,524  438,524  438,524  438,524
    800,000    156,857  330,191  503,524  503,524  503,524  503,524  503,524
    900,000    178,524  373,524  568,524  568,524  568,524  568,524  568,524
  1,000,000    200,191  416,857  633,524  633,524  633,524  633,524  633,524
  1,100,000    221,857  460,191  698,524  698,524  698,524  698,524  698,524

  Remuneration is calculated based on average annual compensation in the five highest consecutive years of the ten years prior to retirement. Based on compensation through December 31, 1999, the final average earnings of the named executive officers were as follows: Mr. Cline, $851,186;

Mr. Brazier, $701,494; Mr. Liljebeck, $417,305; Mr. Van Bruwaene, $413,128; Mr. Freudenberger, $409,778; Mr. Donaway, $402,804 and, Mr. Cella $395,208. All of the named executive officers have accrued at least 20 years of service.

Employment Contracts

  Each of the named executive officers is elected annually and serves at the pleasure of the Board, subject, however, to agreements with the Company that generally assure that, in the event of a change in control of the Company, all of the officers will have the right to remain employed, at not less than the respective rates of compensation in effect as of the date of the change in control, for at least three years thereafter.

  The agreements with the named executive officers generally provide that, if an officer is terminated without "cause" (defined as willful and continued failure to perform duties after demand from the Board, or willful and gross misconduct) within three years after a change in control, the Company must pay the officer, in addition to all accrued compensation, the equivalent of three-years' salary, bonus and other benefits. Also under the agreements, an officer terminated after a change in control may elect to receive cash equal to the difference between the exercise price of all stock options held by the officer (whether or not then exercisable) and the market value of the stock on the date of termination, or the highest price per share actually paid in connection with any change in control of the Company, whichever is higher. In the absence of this provision, under the Company's stock option plans, an employee terminated other than for cause has three months to exercise any options exercisable on the date of termination but any options not then exercisable are canceled. The Airborne Freight Corporation 1998 Key Employee Stock Option Plan provides that all outstanding options become exercisable upon retirement and expire three years after the date of retirement unless their terms expire sooner. The Company is required to provide the same additional compensation and benefits described above in the event a named executive officer resigns due to failure of the Company, after a change in control, to provide the salary, other specific benefits and terms of employment required by the agreement.

  In return for the benefits under the agreements described above, each of the named executive officers has agreed, among other things, not to serve as an executive officer, director or consultant to any competitor of the Company for at least one year after termination of employment with the Company. While these contracts were designed to encourage these officers to stay with the Company, and not to deter changes in control, it is possible that a party wishing to obtain control of the Company with the intention of replacing incumbent management could be influenced by the additional cost that the Company would incur under these contracts.

                                  PROPOSAL 2
                      PROPOSAL FOR APPROVAL OF 2000-2004
                     EXECUTIVE INCENTIVE COMPENSATION PLAN

  The Board has adopted the 2000-2004 Executive Incentive Compensation Plan ("EICP") subject to shareholder approval. The EICP provides for annual cash bonuses to certain executives of the Company and its subsidiaries for each of calendar years 2000 through 2004. Shareholder approval of the material terms of the EICP is sought in an effort to assure the deductibility by the Company of cash compensation that may be paid under it.

  Under current tax legislation and implementing Treasury regulations, compensation to the chief executive officer and four other most highly compensated officers of a publicly traded corporation in excess of one million dollars in any one year will not be deductible for Federal income tax purposes unless such compensation is performance-based (as defined in the regulations) or is otherwise exempt from such limits on deductibility. To fall within the performance-based compensation exemption, the shareholders must approve the material terms of the EICP, which include the eligible participants, the performance goal or goals, and the maximum amount payable thereunder.

  The following employees are eligible for awards under the EICP: Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Senior Executive Vice Presidents, Executive Vice Presidents, Chief Financial Officer, Division Heads, Chief Executive Officer of ABX Air, Inc. (the Company's wholly owned airline subsidiary), and President of ABX Air, Inc. Currently, seven employees of the Company are designated for participation under the EICP.

  Payments under the EICP are determined based upon achievement of predetermined performance goals. Allowable performance goals under the EICP are pre-tax, pre-profit sharing net profit, sales revenue growth, earnings per share, shipment growth, increase in stock price, return on assets and return on equity.

  The EICP is administered by the Compensation Committee. The Compensation Committee sets annual targets for performance goals within 90 days after the beginning of each year. Achievement of performance goals is determined on an annual basis following the end of the year.

  Payments are calculated as a percentage of base salary. The threshold for awards is attainment of 80% of the targets and the maximum payout is awarded at 150% target attainment.

  The maximum annual award that any employee may receive under the EICP is $1,500,000. The maximum award that the highest compensated eligible employee, the Chief Executive Officer, may receive for 2000, assuming his base salary is unchanged for the year, is $1,000,000. The Compensation Committee has the discretion to decrease or eliminate awards, but may not increase awards.

  The EICP is not exclusive and does not limit authority of the Board or the Compensation Committee with respect to other compensation. The Board may terminate the EICP at any time.

                                  PROPOSAL 3
                           PROPOSAL FOR APPROVAL OF
                          DIRECTOR STOCK OPTION PLAN

  By resolution at its meeting on February 1, 2000, the Board of Directors adopted and recommended for shareholder approval the Airborne Freight Corporation 2000 Director Stock Option Plan ("Director Stock Option Plan"). To become effective, a majority of the votes cast on the proposal to approve the plan must be for such approval.

  A summary of the plan follows. The complete text is included as an addendum to this Proxy Statement.

  The purpose of the plan is to enable the Company to attract and retain outside persons of the highest caliber to serve on the Company's Board of Directors. The plan seeks to achieve this purpose by means of automatic grants of stock options to non-employee directors of the Company. Grants under the plan occurred on February 1, 2000, but the effectiveness of the grants was conditioned upon approval of the plan by the shareholders. If the plan is approved, additional grants will occur on the first Tuesday in February of each succeeding year, through and including February 3, 2009. The exercise price per share will be the closing sales price of a share of the Company's Common Stock on the New York Stock Exchange on the grant date. The maximum number of shares of Common Stock that may be issued upon exercise of options granted under the plan is 200,000, all of which will be issued using treasury shares.

  In order to be eligible for a grant on the specified grant date in an particular year, an individual must be a member of the Company's Board of Directors on that date, and, in addition, the individual must not have been an employee of or consultant to the Company or any of its direct or indirect subsidiaries at any time during the year of the grant or the preceding calendar year. If both of these conditions are met, the individual will receive a grant of an option to acquire 2,000 shares of the Company's Common Stock.

  Each option granted to an eligible director may be exercised in whole or in part at any time after its grant and before it expires, which will be ten years following its grant date or one year following the death of the director, whichever occurs first. The exercise price is payable in full upon exercise, in either cash or Common Stock of the Company. Shares of Common Stock of the Company used to pay the exercise price will be valued based on the closing sales price of a share of Common Stock on the New York Stock Exchange on the date the option is exercised. An option is transferable to certain permitted transferees and otherwise is not transferable except by will or the laws of descent and distribution.

  In general, the grant of an option to a director will not have any tax consequences to either the director or the Company. Upon exercise of the option, the director will be required to report, on his or her federal income tax return for the year in which the exercise occurs, additional compensation income equal to the difference between the fair market value of the stock at the time of exercise and the exercise price at which the stock was acquired. At the same time, the Company will generally be entitled to a tax deduction equal to the amount included in income by the director (assuming that this constitutes reasonable compensation).

  If approved by the shareholders, the plan would be effective retroactive to February 1, 2000, the first grant date under the plan. On that date, seven of the Company's current directors were eligible to receive, and did receive, subject to shareholder approval of the plan, grants of options to purchase an aggregate of 14,000 shares of the Company's Common Stock at an exercise price of $18.94 per share. If an individual director who received one of these grants were to remain on the Board of Directors through February 3, 2009 (the final grant date under the plan), he or she during this period would be eligible to receive, and would receive, grants of options to purchase a total of 20,000 shares of Common Stock.

  The number of shares that can be purchased on exercise of options granted or to be granted to directors under the plan will be subject to adjustments in connection with any material alteration in the capital structure of the Company on account of a merger, reorganization, recapitalization, or other similar event. The Board of Directors may at any time discontinue the plan as to future grants of options and may also generally amend the plan in any respect, subject to certain limitations.

                                  PROPOSAL 4
                             SHAREHOLDER PROPOSAL
                     TO DECLASSIFY THE BOARD OF DIRECTORS

  The Teamsters General Fund, International Brotherhood of Teamsters, 25 Louisiana Avenue, N.W., Washington, DC 20001, owner of 160 shares, submitted this proposal. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

Shareholder Resolution

  RESOLVED: That Airborne Express' stockholders urge the Board of Directors take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

Proponent's Supporting Statement

  Airborne Express' board is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the board each year.

  Companies often defend classified boards by suggesting that they preserve continuity. We think continuity is insured through director re-elections. When directors are performing well they routinely are re-elected with majorities of 95%.

  We believe that annual elections can pave the way for improved board sensitivity to important shareholder issues. In particular, it can help speed the diversification of Airborne Express' board and introduce new perspectives.

  In addition, a declassified board allows the company to respond quickly to changes by giving the board the ability to appoint more qualified candidates each year. A declassified board can help give Airborne Express the flexibility it needs as it moves into the next century.

  Generally, shareholders have grown hostile to classified boards. This is especially important for employee shareholders. In 1999, shareholders voted to declassify boards with a majority at Cendant, Cooper Tire & Rubber, Kaufman & Broad Home, Oregon Steel and Tenneco. In 1998, Walt Disney Company agreed to change the by-laws after the resolution passes with 65% of the vote. At Fleming and Eastman Kodak more than 70% of shareholders voted to declassify the board.

  By adopting annual elections, Airborne Express can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder prerogatives.

  We urge you to vote YES for this proposal.

                      BOARD OF DIRECTORS' RECOMMENDATION

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
                            VOTE AGAINST PROPOSAL 4

  The Company's Board of Directors is divided into three classes with directors elected to staggered three-year terms. The Company adopted its classified board as a result of a majority vote of all outstanding shares at its 1982 annual meeting. The Board believes board classification continues to serve the best interests of the Company's shareholders.

  The Board believes classification provides stability in its composition and long-range planning. A classified board ensures that a majority of the Board will have prior experience as directors of the Company. A Board with a historical perspective of the Company is better positioned to make the fundamental decisions that are best for the Company and its shareholders. This enables the directors to build on past experience and plan for a reasonable period in the future. The annual election of one-third of the Board also helps to prevent abrupt changes in corporate policies that might result if the entire Board were elected each year.

  The Board also believes that a classified board reduces the ability of a third party to effect a sudden, unsolicited change in the Company's direction. It allows the Board to fulfill its duties to the shareholders by providing an opportunity to negotiate with the proponent of change, consider alternatives and seek the best results for all shareholders.

  The Board disagrees with any suggestion that the timing of elections of directors affects its attention to the issues facing the Company. Shareholders have the opportunity annually to vote against one-third of the directors as a way of expressing any dissatisfaction with the Board or management. A majority of the Board can be replaced in the course of two annual meetings, all held within approximately one year.

  The Board recognizes that some shareholders oppose board classification. Nevertheless, classified boards reportedly remain a feature of corporate governance at a majority of S&P 500 companies. The shareholder proposal for board declassification at the Company's 1999 annual meeting received support from less than half of the outstanding shares.

  Approval of this proposal would require the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote. However, approval of the proposal would not automatically eliminate the classified board, as this proposal is only a recommendation. Eliminating the classified board would require action by the Board to amend the Company's Certificate of Incorporation and Bylaws, which provide for a classified board.

                       THE BOARD OF DIRECTORS RECOMMENDS
                          A VOTE AGAINST PROPOSAL 4.

                                  PROPOSAL 5
                             SHAREHOLDER PROPOSAL
          TO HAVE ONE INDEPENDENT DIRECTOR WITH FIVE YEARS OF AIRLINE
                    FLIGHT-OPERATIONS MANAGEMENT EXPERIENCE

  W. Richard Ziebarth, 242 Hopewell Court, Powell, OH 43065, owner of 150 shares, submitted this proposal. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

Shareholder Resolution

  RESOLVED: One director to have airline industry experience. Recommend that the Company adopt all necessary governing documents for the policy that the board must have at least one independent director with 5 years of significant airline flight-operations management experience.

  If at any time the board does not have a director with these qualifications, then the Company will nominate a director with these qualifications in the proxy statement at the next shareholder meeting. The Company will give this director nominee the same qualification presentation format in the proxy statement as all other director nominees.

  A director is deemed independent if his or her only non-trivial professional, financial or familial connection to the Company or its CEO within the past 10 years is his or her directorship.

Proponent's Supporting Statement

  The board currently has no director with significant industry experience and has not had a director with significant industry experience for 10 years. This puts the Company at a competitive disadvantage since its competitors benefit from directors with industry experience. The perspective of an independent director with industry experience is a resource that the board and management should welcome.

  In today's increasingly competitive environment and advanced technology, there is a greater need for direct communication of industry experience to the boardroom. The board needs one member to give an informed oversight of management's response to the highly technical and regulatory environment in which the Company operates. The flight-operations challenges facing management are well stated in the Company's March 29, 1999 10-K report:

  "The Federal Aviation Administration could, in the future impose additional maintenance requirements for aircraft and engines of the type operated by the Company or interpret existing rules in a manner which could have a material effect on the Company's operations and financial position."

  A director with industry experience will be a source of significant value to ensure the Company's future success. It behooves the board to include a director experienced with the specific challenges facing this industry to make our Company more competitive.

  Adding an industry-experienced director is facilitated by current Airborne by-laws authorizing a 12 member board with only 9 seats currently filled.

  What issues highlight concern about improving Airborne's performance?

  "We remain concerned that the Company has not been able to identify the reason for the lack of volume growth," said Mary Fleckenstein of Ragen MacKenzie brokerage, before Airborne's latest earnings warning Wednesday, "and therefore has not been able to identify initiatives to restore its domestic growth rate."

                        Seattle Times    July 11, 1999

        The best boards continue to raise the bar, said Business Week.

                                 Vote yes for:

               ONE DIRECTOR TO HAVE AIRLINE INDUSTRY EXPERIENCE
                                   YES ON 5

                      BOARD OF DIRECTORS' RECOMMENDATION

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
                            VOTE AGAINST PROPOSAL 5

  The Board of Directors of the Company currently consists of nine directors, seven of which are independent. The Board believes its members have the breadth and depth of experience necessary to effectively guide operations of the Company.

  Effective management of the Company requires expertise in all facets of the Company's business. The Board believes current management is well qualified in all necessary areas, including airline flight operations. In view of the expertise of management and the Company's current excellent performance in airline flight operations, the Board does not believe it necessary or advisable to adopt a policy requiring appointment of a director with airline flight operations management experience.

                       THE BOARD OF DIRECTORS RECOMMENDS
                          A VOTE AGAINST PROPOSAL 5.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

  Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the filing requirements, the Company believes that, in 1999, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             SHAREHOLDER PROPOSALS

  The Company's 2001 Annual Meeting of Shareholders is scheduled to be held on April 24, 2001. Proposals of shareholders intended to be presented at the 2001 Annual Meeting must be received by the Company on or prior to November 10, 2000, to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with the 2001 Annual Meeting.

  A shareholder of record who intends to submit a proposal at the 2001 Annual Meeting that is not eligible for inclusion in the Proxy Statement, or who intends to submit one or more nominations for directors at the meeting, must provide prior written notice to the Company. The notice should be addressed to the Secretary and received at the Company's principal executive offices not later than January 24, 2001 for proposals and not later than February 14, 2001 for director nominations. The written notice must satisfy certain requirements specified in the Company's Bylaws. A copy of the Bylaws will be sent to any shareholder upon written request to the Company's Secretary.

                                 OTHER MATTERS

  Management is not aware at this time that any other matters are to be presented for action at this meeting. If other matters come before the meeting, the persons named in the enclosed proxy form will vote all proxies in accordance with their best judgment unless the shareholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters. No action will be required of shareholders regarding reports of officers.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

March 10, 2000
Seattle, Washington

           ADDENDUM TO AIRBORNE FREIGHT CORPORATION PROXY STATEMENT

                        2000 DIRECTOR STOCK OPTION PLAN

  AIRBORNE FREIGHT CORPORATION, a Delaware corporation (the "Company"), hereby establishes and sets forth the terms of the Airborne Freight Corporation 2000 Director Stock Option Plan (the "Plan").

  1. Definitions. Capitalized terms used in the Plan have the meanings given those terms in the attached Appendix A or in the section of the Plan referenced therein.

  2. Purpose of Plan. The purpose of the Plan is to assist the Company in attracting and retaining outside directors of the highest caliber to serve on the Board. The Plan seeks to achieve this purpose by providing for automatic grants of Options to certain outside directors on each Annual Meeting Date and at certain other times.

  3. Administration of the Plan. The Board shall have full power and authority, subject only to the provisions of the Plan (a) to administer or supervise the administration of the Plan; (b) to interpret the provisions of the Plan and the agreements evidencing Options; (c) to correct any defect, supply any information and reconcile any inconsistency in such manner and to such extent as it determines to be necessary or advisable to carry out the purpose of the Plan; and (d) to take such other actions in connection with the Plan as it determines to be necessary or advisable. The Board is authorized to adopt, amend and rescind such rules, regulations and procedures not inconsistent with the provisions of the Plan as it determines to be necessary or advisable for the proper administration of the Plan, and each Option shall be subject to all such rules, regulations and procedures (whether the Option was granted before or after adoption thereof). Each action and determination made or taken by the Board, including but not limited to any interpretation of the Plan and the agreements evidencing Options, shall be final, conclusive and binding for all purposes and upon all persons. The Board shall have all powers necessary or appropriate to accomplish its duties under the Plan.

  4. Shares Available for Options. The aggregate number of shares of Common Stock reserved for issuance upon exercise of Options granted under the Plan will be two hundred thousand (200,000) (subject to Section 9 and Section 10), and Options may be granted under this Plan only with respect to the shares so reserved. If an Option terminates for any reason without having been exercised in full, the shares of Common Stock for which the Option has not been exercised shall again be available for purposes of the Plan.

  5. Grants of Options

    5.1 Effective on February 1, 2000, and on the first Tuesday in February of each succeeding year through and including February 3, 2009 (each such date will be referred to as a "Grant Date"), each individual who is an Eligible Director on the Grant Date will receive an Option (an "Option") to acquire two thousand (2,000) shares of Common Stock; provided, however, if there are insufficient Available Shares for the grant of the Options as provided above, each such Eligible Director shall instead receive an Option to acquire the largest whole number of shares of Common Stock as can then be granted to all of the Eligible Directors without exceeding the Available Shares.

    5.2 Each grant of an Option shall occur automatically without further action of the Board other than, to the extent necessary, its determination of any provisions that are to be included in the agreement evidencing the Option pursuant to Section 8.1.

  6. Purchase Price. The price at which each share of Common Stock may be purchased upon exercise of an Option shall be the Fair Market Value of the Common Stock on the Grant Date. The purchase price shall be paid in full at the time of exercise (a) in cash, (b) by means of a transfer to the Company of shares of Common Stock that have been outstanding for at least six (6) months and that have a Fair Market Value on the date of exercise equal to the purchase price to be paid, or (c) a combination of cash and shares of Common Stock.

  7. Other Terms of Options

    7.1 Each Option will be immediately exercisable for all of the shares of Common Stock covered thereby.

    7.2 Unless it terminates earlier under other provisions of this Plan, each Option granted to an Eligible Director will terminate on the tenth
  (10th) anniversary of its Grant Date or one (1) year following the demise of the Eligible Director, whichever occurs earlier.

  8. Option Agreement; Transfer of Options; Certificates

    8.1 Each Option will be evidenced by a written agreement executed by the Company and the Eligible Director. Such agreement shall contain the terms of the Option as specified in this Plan, together with such other provisions not inconsistent with such terms as the Board determines.

    8.2 An Eligible Director may transfer an Option to any Permitted Transferee, so long as the transfer is without value, and the Permitted Transferee may transfer the Option without value to any other Permitted Transferee of the Eligible Director. Neither (a) a transfer under a domestic relations order in settlement of marital property rights, nor (b) a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Permitted Transferees (or the Eligible Director) in exchange for an interest in that entity, will constitute a transfer for value. Except as expressly permitted by this Section 8.2, an Option will not be transferable by its holder other than by will or by the laws of descent and distribution, will not be involuntarily alienable by legal process or otherwise by operation of law, and will be exercisable during the holder's lifetime only by the holder. If the holder of an Option dies prior to its full exercise, the Option may be exercised, to the extent it does not thereby terminate, by the person or persons to whom the rights of the holder under the Option pass by will or by applicable laws of descent and distribution.

    8.3 Each certificate evidencing Common Stock issued upon exercise of an Option shall bear any legends that the Company, upon advice of legal counsel, determines to be necessary or appropriate.

  9. Adjustments Upon Certain Changes in Capitalization. If the Company subdivides its outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock dividend, stock split, reclassification or otherwise) or combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock (by reverse stock split, reclassification or otherwise), or if the Board determines, in its sole discretion, that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock, or other similar corporate event (including any merger or consolidation other than one that constitutes an Approved Transaction) affects the Common Stock in such a manner that it is advisable to make adjustments pursuant to this Section 9, then the Board shall, in its sole discretion and in such manner as the Board may deem equitable and appropriate (a) adjust the number and/or kind of shares or securities covered by each Option outstanding at the time of such event and the purchase price of such shares or securities,
(b) make a corresponding adjustment to the number and/or kind of shares or securities reserved under Section 4 for issuance upon exercise of such outstanding Options, and (c) adjust the number and/or kind of shares or securities as to which Options will thereafter automatically be granted under the Plan.

  10. Approved Transaction. If an Approved Transaction occurs, the Board shall have the power to determine what effect, if any, the Approved Transaction shall have upon each outstanding Option, including, without limitation the power:

    (a) To cause the Option to terminate upon consummation of the Approved Transaction;

    (b) To make, or cause another party to the Approved Transaction to make, appropriate provision for continuation of the Option, or for replacement of the Option with a new award on terms that are, as nearly as practicable, the financial equivalent of the Option; and/or

    (c) To deliver, or cause another party to the Approved Transaction to deliver, to the holder of the Option equity securities of the Company or another party to the Approved Transaction having a value equal to the value of the Option at the time of consummation of the Approved Transaction.

  11. Amendment; Termination

    11.1 The Board may from time to time amend the Plan in any respect whatsoever; provided, however, that no amendment may have any material adverse effect on the rights of any holder of any Option granted prior to the amendment, unless the holder consents thereto.

    11.2 The Board may terminate the Plan at any time. No Options shall be granted following termination of the Plan, but the provisions of the Plan shall continue in effect until all Options terminate or are exercised in full and all rights of all persons with any interest in the Plan expire.

  12. Condition to Effectiveness of the Plan. The Plan was adopted by the Board on February 1, 2000. The effectiveness of the Plan is conditioned upon approval of the Plan by the stockholders of the Company at the annual meeting of the stockholders of the Company scheduled to be held on April 25, 2000. The approval required shall be a majority of the shares cast on the proposal to approve the Plan. The grants of Options on February 1, 2000, are expressly conditioned on satisfaction of the foregoing condition, and prior thereto no Eligible Director shall have any right to exercise any Option so granted. If the Plan is not so approved, the Plan and all prior conditional grants of Options to Eligible Directors shall automatically be void.

  13. Governing Law. Except as to corporate matters governed by the General Corporation Law of the State of Delaware, all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Washington and construed accordingly.

                                  APPENDIX A
                                  DEFINITIONS

  "Affiliate" of the Company means any corporation, partnership, or other business association that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

  "Approved Transaction" means any of the following transactions consummated with the approval, recommendation or authorization of the Board:

    (a) any merger, consolidation, statutory or contractual share exchange, or other transaction to which the Company or any of its Affiliates or stockholders is a party if, immediately following the transaction, the persons who held Common Stock (or securities convertible into Common Stock) immediately prior to the transaction hold less than a majority of the combined Common Equity of the Company (or if, pursuant to the transaction, shares of Common Stock are changed or converted into or exchanged for, in whole or part, securities of another corporation or entity, the combined Common Equity of that corporation or entity);

    (b) any liquidation or dissolution of the Company; and

    (c) any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

  "Available Shares" means the number of shares of Common Stock from time to time available under Section 4 for the grant of Options under this Plan.

  "Board" means the Board of Directors of the Company.

  "Common Equity" means the capital stock of a corporation (or corresponding securities of a noncorporate entity) ordinarily, and apart from rights accruing under special circumstances, having the right to vote in an election for directors (or for members of the governing body of the noncorporate entity).

  "Common Stock" means the Common Stock, par value $1.00 per share, of the Company.

  "Company" is defined in the preamble of the Plan.

  "Eligible Director" means each individual who on a Grant Date meets the following requirements:

    (a) The individual is a member of the Board at the close of business on the Grant Date; and

    (b) At no time during the calendar year in which the Grant Date falls or the preceding calendar year has the individual been an employee of or consultant to the Company or any of its direct or indirect subsidiaries.

  "Fair Market Value" for the Common Stock (or any other security) on any day means, if the Common Stock (or other security) is publicly traded, the last sales price (or, if no last sales price is reported, the average of the high bid and low asked prices) for a share of Common Stock (or unit of the other security) on that day (or, if that day is not a trading day, on the next preceding trading day), as reported by the principal exchange on which the Common Stock (or other security) is listed, or, if the Common Stock (or other security) is publicly traded but not listed on an exchange, as reported by The Nasdaq Stock Market, or, if such prices or quotations are not reported by The Nasdaq Stock Market, as reported by any other available source of prices or quotations selected by the Board. If the Common Stock (or other security) is not publicly traded, or if the Fair Market Value is not determinable by any of the foregoing means, the Fair Market Value on any day shall be determined in good faith by the Board on the basis of such considerations as the Board deems appropriate.

  "Grant Date" is defined in Section 5.1.

  "Option" is defined in Section 5.1.

  "Permitted Transferee" of an Eligible Director means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Eligible Director (including any such relative by adoption); any person sharing the Eligible Director's household (other than a tenant or employee); a trust in which these persons have more than fifty percent (50%) of the beneficial interest; and any other non-charitable entity in which these persons (or the Eligible Director) own more than fifty percent (50%) of the voting interests.

  "Plan" is defined in the preamble hereof.

             v           Please Detach Proxy Card Here           v
________________________________________________________________________________

                         Please Detach Proxy Card Here
                You Must Detach This Portion of the Proxy Card
         v       Before Returning it in the Enclosed Envelope        v
________________________________________________________________________________

                     [ ]

1. ELECTION OF DIRECTORS - Class C (Term to expire 2003)

   FOR all nominees        WITHHOLD AUTHORITY to vote           EXCEPTIONS
   listed below.    [X]    for all nominees listed below. [X]               [X]

   Nominees: Robert S. Cline, Richard M. Rosenberg, William Swindells

   INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike out the nominee's name above. If you desire to cumulate your votes for any individual nominee(s), write your instruction, as to number of votes cast for each, on the space provided below. The total must not exceed three times the number of shares you hold.

--------------------------------------------------------------------------------

2. To approve the material terms of the 2000-2004 Executive Incentive Compensation Plan.

                    FOR [X]     AGAINST [X]     ABSTAIN [X]

3. To approve the Airborne Freight Corporation 2000 Director Stock Option Plan.

                    FOR [X]     AGAINST [X]     ABSTAIN [X]

4. To approve the shareholder proposal to declassify the Board of Directors for the purpose of director elections. Director recommendation: Against
                                      --------------------------------

                    FOR [X]     AGAINST [X]     ABSTAIN [X]

5. To approve the shareholder proposal to have one independent director with five years of significant airline flight-operations management experience. Director recommendation: Against
   --------------------------------

                    FOR [X]     AGAINST [X]     ABSTAIN [X]

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments thereof.

                Change of Address and/or Comments Mark Here [X]

Please sign as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person.

                                               Date:                      , 2000

                                                          Signature

                                                   Signature if held jointly

                                               Votes must be indicated
                                               (x) in Black or Blue ink. [X]
Please Mark, Sign, Date and Return the
Proxy Card Promptly Using the Enclosed
Envelope.

                         AIRBORNE FREIGHT CORPORATION
              3101 Western Avenue, P.O. Box 662, Seattle WA 98111

                                   P R O X Y

         This Proxy is Soliciated on Behalf of the Board of Directors

     The undersigned hereby appoints Harold M. Messmer, Jr., Mary Agnes Wilderotter and Robert S. Cline as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, in such manner as in their discretion shall be deemed appropriate to carry out the authority as designated below, all the shares of Common Stock of Airborne Freight Corporation (the "Company") held of record by the undersigned on Febrary 21, 2000, at the annual meeting of shareholders to be held April 25, 2000, or any adjournments thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Except as otherwise directed, this proxy will be voted FOR the election of the nominees named on the reverse side, FOR approval of the material terms of the 2000-2004 Executive Incentive Compensation Plan; FOR approval if the Airborne Freight Corporation 2000 Director Stock Option Plan; AGAINST the shareholder proposal to declassify the Board for the purpose of director election; and AGAINST the shareholder proposal to have one independent director with five years of significant airline flight-operations management experience.

                         AIRBORNE FREIGHT CORPORATION
                         P.O. BOX 11249
                         NEW YORK, N.Y. 10203-0249

Continued, and to be signed and dated, on reverse side.